Exhibit 99.1
Vishay Intertechnology Closes Offering of $750 Million of 2.25% Convertible Senior Notes

MALVERN, PA — September 12, 2023 — Vishay Intertechnology, Inc. (NYSE: VSH) (the “Company,” “Vishay”) today announced the closing of its offering of $750 million aggregate principal amount of 2.25% convertible senior notes due 2030. The Company upsized the initial offering size of $600 million aggregate principal amount of the notes to $650 million and the initial purchasers exercised their option to purchase an additional $100 million aggregate principal amount of the notes in full. The notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes are Vishay’s senior unsecured obligations and subordinated in right of payment to Vishay’s senior secured debt, including amounts borrowed under its senior secured credit facility. Interest will be payable on the notes semi-annually at a rate of 2.25% per annum. The notes are initially convertible, subject to certain conditions, into cash up to the aggregate principal amount of such notes and cash, shares of the Company's common stock or a combination thereof, at the Company’s election with respect to the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of such notes, at an initial conversion rate of 33.1609 shares of common stock per $1,000 principal amount of notes. This represents an initial effective conversion price of approximately $30.16 per share. This initial conversion price represents a premium of 20% to the closing price of Vishay’s common stock on September 7, 2023, which was $25.13 per share.

The Company may not redeem the notes prior to September 20, 2027. The Company may redeem for cash all or part of the notes, at its option, on or after September 20, 2027, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.  If the Company elects to redeem fewer than all of the outstanding notes, at least $100 million aggregate principal amount of notes must be outstanding and not subject to redemption as of, and after giving effect to, delivery of the relevant notice of redemption.

If the Company undergoes a fundamental change (as defined in the indenture governing the notes), subject to certain conditions, holders may require the Company to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

Vishay used $94.2 million of the net proceeds from the offering to pay for the cost of the related capped call transactions, approximately $388.8 million of the net proceeds from the offering to repurchase approximately $370.2 million aggregate principal amount of its existing 2.25% convertible senior notes due 2025 and approximately $162.3 million of the net proceeds from the offering to repay borrowings under its senior secured credit facility.

As a result of the related capped call transactions, dilution upon a conversion of the notes will be mitigated by the increased effective conversion price of the notes to approximately $43.98, which represents a premium of approximately 75% over the closing sale price of the Company’s common stock of $25.13 per share on September 7, 2023. The Company will have the option to further minimize dilution in the future by electing to deliver the value of any conversion obligation owed in excess of the principal amount of the notes in cash, or a combination of cash and shares.

In connection with the pricing of the notes, the Company has entered into privately negotiated capped call transactions with an affiliate of an initial purchaser and certain other financial institutions (the "option counterparties"). The cap price of the capped call transactions is initially approximately $43.98 per share, which represented a premium of approximately 75% over the last reported sale price of the Company's common stock of $25.13 per share on September 7, 2023, and will be subject to customary anti-dilution adjustments. The capped call transactions are expected generally to reduce potential dilution to the Company's common stock upon conversion of any notes and to offset any cash payments made in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the expected impact of the capped call transactions, the Company’s ability to minimize dilution upon conversion of the notes, and the risks set forth under the heading “Risk Factors” in Vishay’s Annual Report on Form 10-K for the year ended December 31, 2022, most recent Form 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Vishay does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Vishay Intertechnology, Inc.
Peter Henrici
Executive Vice President – Corporate Development
+1-610-644-1300